A G R E E M E N T

     THIS AGREEMENT, made and entered into this 24thday of January, 2009, is by and between GRANT HARTFORD CORPORATION, a corporation organized and existing under the laws of the State of Montana, whose mailing address is 619 Southwest Higgins Ave., Suite "O", Missoula, Montana 59803, hereinafter referred to as "Grant Hartford", O'KEEFE DRILLING COMPANY, INC., a corporation organized and existing under the laws of the Sate of Montana, whose mailing address is P. O. Box 3810, Butte, Montana 59702, hereinafter referred to as "O'Keefe".

R E C I T A L S:

     WHEREAS, Grant Hartford has the option to acquire and has the current right to explore and develop certain patented and unpatented mining claims located principally in Granite County, Montana, and wishes to further its exploration of said mining claims; and

     WHEREAS, O'Keefe is in the business of exploratory drilling and has the expertise and equipment sufficient to meet the current exploratory drilling needs of Grant Hartford for its claims referred to above; and

     WHEREAS, on the date of this Agreement, Grant Hartford owes O'Keefe the sum of $146,747.49for drilling already completed for Grant Hartford by O'Keefe; and

     WHEREAS, O'Keefe is willing to accept shares of common stock of Grant Hartford, at an agreed value as payment of a portion of the drilling charges now due and payable to O'Keefe from Grant Hartford and for drilling charges that will become due as a result of the drilling program contemplated by Grant Hartford under certain conditions;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   DRILLING SERVICES.    O'Keefe hereby agrees to perform drilling services for the benefit of Grant Hartford pursuant to a separate Drilling Contract entered into between O'Keefe and Grant Hartford, a copy of which is attached hereto as Exhibit "A" and is incorporated herein by this reference. The value of the drilling services to be performed pursuant to this Agreement shall be ONE MILLION & 00/100 DOLLARS (US$1,000,000.00), inclusive of drilling services already performed and invoiced in the sum of $146,747.49.

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     2.   PAYMENT FOR DRILLING SERVICES.   Grant Hartford shall pay for the drilling services described above and in Exhibit "A" (as of June 4, 2009, Exhibit "A" has not been completed.) by the payment in cash of forty percent (40%) of all invoiced services, payable within thirty (30) days after receipt of each invoice, and the payment of the remaining sixty percent (60%) of the invoiced services by virtue of the issuance of Grant Hartford stock pursuant to the terms of a 506 Regulation D Private Placement Memorandum. Four hundred eighty thousand (480,000) shares, of the Company's no par value common stock will be issued in the Private Placement Memorandum at a price of One Dollar and Twenty-Five Cents ($1.25) per share, which will fully pay the sixty percent (60%) balance remaining for services rendered as provided in Sections 1 and in this Section 2 of this Agreement. The Private Placement Memorandum shall be prepared and the shares will be issued no later than 60 days after the Securities and Exchange Commission declares the current Registration Statement on Form S-1 effective.

     3.   TIMING OF ISSUANCE OF SHARES BY GRANT HARTFORD.   As soon as is practicable after completion of registration of the Grant Hartford shares with the United States Securities & Exchange Commission and listing, Grant Hartford shall issue to O'Keefe or to O'Keefe's nominee(s) the full complement of 480,000 common shares, even though O'Keefe may not have fully completed the required services for which payment is to be made by Grant Hartford. The value of the issued shares shall serve as a credit against the applicable sixty percent (60%) of O'Keefe's services.

     4.   COVENANTS AND REPRESENTATIONS OF GRANT HARTFORD.   Grant Hartford represents and warrants to O'Keefe that:

(a)	Grant Hartford is a corporation duly incorporated and validly subsisting under the laws of the State of Montana;

(b)

Grant Hartford has the ability, power, capacity and authority to enter into and perform this Agreement, all Exhibits thereto and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and

(c)

This Agreement and any other agreement, certificate, document or instrument executed by Grant Hartford and delivered pursuant hereto have been or will have been duly executed and delivered and all such agreements are or will be valid, binding and enforceable obligations of Grant Hartford in accordance with their respective terms, except as may be limited with respect to enforcement under bankruptcy, insolvency or other similar laws affecting creditors' rights generally and subject to the qualification that specific performance and other equitable remedies may only be granted in the discretion of a court.

(d)	Grant Hartford is currently in the process of effecting registration and listing of its shares.

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     5.   COVENANTS AND REPRESENTATIONS OF O'KEEFE.   O'Keefe represents and warrants to Grant Hartford that:

(a)	O'Keefe is a corporation duly incorporated and validly subsisting under the laws of the State of Montana;

(b)

O'Keefe has the ability, power, capacity and authority to enter into and perform this Agreement, all Exhibits thereto and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken; and

(c)

This Agreement and any other exhibit, agreement, certificate, document or instrument executed by O'Keefe and delivered pursuant hereto have been or will have been duly executed and delivered and all such agreements are or will be valid, binding and enforceable obligations of O'Keefe in accordance with their respective terms, except as may be limited with respect to enforcement under bankruptcy, insolvency or other similar laws affecting creditors' rights generally and subject to the qualification that specific performance and other equitable remedies may only be granted in the discretion of a court.

     6.   BREACH OF AGREEMENT AND INVOCATION OF REMEDIES.   Failure of either party to perform any of said party's obligations under this Agreement shall constitute a default. Should any default by either party continue for ten (10) days, the other party, at such party's option, may give the defaulting party written notice of the default or defaults claimed. If all such defaults are not cured within twenty (20) days after the service of said notice, then, without further notice of any kind, the party so giving notice may invoke any and all remedies which such party may have at law, equity or otherwise by statute.

     7.   RIGHTS AND REMEDIES.   The rights and remedies of any of the parties hereto shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions unless specifically so limited herein. Each of the parties confirms that damages at law may not be an adequate remedy for a breach or threatened breach of any provisions hereof and that the breach of any portion of this Agreement will cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to nor shall it limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

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     8.   NOTICES.   All notices, consents and demands under this Agreement shall be in writing and may be delivered personally, sent by telegram, telex, air courier or facsimile or may be forwarded by first class pre-paid registered or certified mail to the address for each party set forth above, or to such address as each party may from time to time specify by notice. Any notice delivered or sent by telegraph, telex or facsimile shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted; provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labor dispute which might affect delivery of the notice by mails, then the notice shall be effective only if actually delivered.

     Each party's proper address shall be the address first stated above, until such party specified another address written notice to all the other parties The above addresses may be changed at any time by giving notice as aforesaid.

     9.   PARAGRAPH OR SECTION HEADINGS.   Paragraph or section headings are provided for convenience only. In the event of any inconsistency between the paragraph headings and the body of the document, the body of the document shall control.

     10.   GRAMMATICAL CONSTRUCTION.   In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa.

     11.   COSTS AND ATTORNEY'S FEES.   In the event that either party institutes legal action for the enforcement of any right, obligation, provision or covenant of this agreement, the prevailing party shall be entitled to a reasonable attorney's fee in addition to costs of suit.

     12.   TIME; WAIVER OF BREACH.   It is agreed by the parties that time is of the essence to this Agreement. The failure of either party to enforce for any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

     13.   FACSIMILE EXECUTION AND DELIVERY.   A facsimile transmission of a document bearing the signature(s) of a party hereto shall be acted upon and be deemed and treated to be an original document for all purposes. If a facsimile transmission is so made, the original of the signed documents shall be mailed or placed with a courier for personal delivery or mailed within three(3) business days of the facsimile transmission.

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     14.   COUNTERPARTS.   This Agreement may be executed simultaneously in two or more counterparts, all of which together shall constitute one and the same instrument and when so signed shall be deemed to bear the date first written above.

     15.   SUCCESSORS.   This Agreement shall extend to and be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

     16.   ASSIGNABILITY.   This Agreement, and any rights or obligations conferred hereunder, shall not be assigned in whole or in part by any party hereto without obtaining the prior written consent of the other parties.

     17.   MODIFICATION OF AGREEMENT.   It is expressly understood and agreed by and between the parties hereto that this Agreement may be modified only by a written instrument, which written instrument must be signed by all of the parties to this Agreement.

     18.   CHOICE OF LAW.   This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Montana. It is agreed and acknowledged that this Agreement is made in Missoula County, Montana.

     19.   WARRANTY OF AUTHORITY.   The persons executing and delivering this Agreement on behalf of the parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the parties.

     20.   SEVERABILITY.   If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this Agreement, and the application of that provision to other persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by law.

     21.   ENTIRE AGREEMENT.   All of the terms and conditions of this Agreement between the parties are contained herein, and NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE OTHER THAN THOSE SPECIFICALLY SET FORTH.

(SIGNATURE PAGE FOLLOWS)

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     IN WITNESS WHEREOF, the parties hereto have executed this instrument the day and year first above written.

GRANT HARTFORD CORPORATION:

By: /s/Eric Sauve
   Eric Sauve, CEO

O'KEEFE DRILLING COMPANY, INC.

By: /s/Dan O'Keefe
Name: Dan O'Keefe
Title: President

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